Exhibit 99.2

MariMed Inc.

Fourth Quarter 2021 Financial Results Conference Call

March 17, 2022 — 8:00 a.m. E.T.

Length: 45 minutes

Corporate participants

Steve West

MariMed Inc. — Vice President, Investor Relations

Bob Fireman

MariMed Inc. — Chief Executive Officer

Tim Shaw

MariMed Inc. — Chief Operating Officer

Jon Levine

MariMed Inc. — Chief Financial Officer

Conference Call Participants

Andrew Semple

Echelon Wealth Partners — Analyst

Aaron Grey

Alliance Global Partners — Analyst

Tom Carroll

Stansberry Research — Analyst

Glenn Mattson

Ladenburg Thalmann & Co. — Analyst

Eric Des Lauriers

Craig-Hallum Capital Group — Analyst

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PRESENTATION

Operator

Good morning. My name is Pam and I will be your conference operator today. At this time, I’d like to welcome everyone to the MariMed Fourth Quarter 2021 Financial Results Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. If you’d like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, please press star followed by two.

Thank you. I would now like to turn the conference over to Mr. Steve West, Vice President of Investor Relations for MariMed. Please go ahead.

Steve West — Vice President, Investor Relations, MariMed Inc.

Good morning, everyone, and welcome to the MariMed fourth quarter and full year 2021 conference call. Joining me today are Bob Fireman, our Chief Executive Officer; Jon Levine, our Chief Financial Officer; and Tim Shaw, our Chief Operating Officer. This call is being recorded and will be archived on our Investor Relations website at ir.marimedinc.com.

Today’s call contains forward-looking statements subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from those forward-looking statements. Any such information and statements should be taken in conjunction with cautionary statements in our press releases and risk factor discussions in our public filings found on EDGAR as well as our investor website. Any forward-looking statements reflect management’s expectations as of today’s date and we assume no obligation to update them other than as may be required by applicable securities laws.

Now, for your future scheduling purposes, our first quarter 2022 earnings release is tentatively scheduled to be issued after the market close on May 10, 2022 and our subsequent analyst call will be held the morning of May 11, 2022.

I will now turn the call over to Bob.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Thank you, Steve, and good morning, everyone.

We are delighted to report another quarter and full year of positive financial results at MariMed. Despite a nationwide slowdown in cannabis sales, we continued to produce and report some of the strongest financials in the industry. Jon will provide details, but the headline is that MariMed is reporting a second consecutive year of more than doubling our revenue and earnings. We not only met our 2021 guidance, which we increased during the year, but we beat it.

We are not the biggest, the flashiest MSO; however, we grind it out every day, focused on producing top-quality cannabis flower and products. Our validated and experienced management team maintains strict financial disciplines while executing our strategic growth plan. In an environment of operational excellence throughout all our business units, we have built an amazing team and culture that supports our mission of improving the lives of people through our products, actions, and values.

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Over the past 12 months we have continued to make significant progress across all four pillars of our strategic growth plan. The first pillar is to consolidate the state cannabis licensed businesses we developed and managed for our cannabis licensed clients. Massachusetts and Illinois have been completed and I’m pleased to say Maryland is on the way, as we recently announced an agreement to purchase Kind Therapeutics USA, the vertical cannabis business we helped build and managed in that high-growth state. When the State Cannabis Commission approves the transfer, we will then be able to include its revenue and profits in our financial reporting.

Our second pillar is to expand our assets and business in states in which we operate. In Massachusetts, we’ve added a new technology at our manufacturing facility that increased our productivity for flower-infused products. This led to increased wholesale and retail revenue. We also intend to open two additional dispensaries this year. In Illinois, our (inaudible) dispensaries continue to generate consistent and improving revenue. We recently announced the acquisition of a craft cultivation and production license. When completed later this year, MariMed will become vertically integrated, producing and distributing our branded cannabis flower and products to our stores and to the hundreds of dispensaries in the robust Illinois wholesale marketplace. Producing our own products will increase our margins and profitability at retail and generate new wholesale sales.

Expanding our footprint into additional states is the third pillar of our strategic growth plan. We have a successful track record winning applications in new cannabis programs and states. We recently won a lottery to receive a provisional dispensary license in Ohio. We are supporting new applications in New Jersey, Connecticut, New York, and waiting to respond to other new state opportunities. Concurrently, we continue to explore M&A opportunities that make sense for MariMed. We are a good fit for successful single-state operators that are facing tougher competition and who could benefit from partnering with an experienced, well financed company like MariMed. To be attractive to us, these operators would have to fit our culture and our commitment to consistent quality products.

The fourth pillar of our plan is to increase revenue by expanding the manufacturing and distribution of our award-winning brands into additional states. We will accomplish this by licensing or acquiring our own production and distribution licenses. We intend to leverage the success of our brands. Our Nature’s Heritage flower and concentrates are top sellers in Massachusetts and Maryland and will soon be introduced in Delaware and Illinois. We are also excited about the potential of expanding distribution for Betty’s Eddies, our top selling brand; Bubby’s Baked, our all natural baked goods line; and Vibations: High + Energy powdered drink mix are entering into the cannabis beverage category. MariMed’s brands are currently being manufactured and distributed in seven states and we are actively pursuing distribution to additional markets across the country.

We are focused on our strategic growth plan. We work hard, grinding every day, to deliver long-term shareholder value. At the outset of 2021 I said MariMed had all the ingredients to win: a highly experienced management team, great brands, financial discipline, and more. However, I acknowledged the challenge for us was to do a better job communicating the MariMed story and its success to the world. We also needed to strengthen our bench with key hires to execute our strategy. In the past 12 months we have hired world-class sales, marketing and communications, and investor relations professionals to more effectively tell the MariMed story and to grow the business. I couldn’t be prouder of their work to date and expect continued excellence from them. MariMed has delivered its best revenue and earnings during the past two years. We said we would do this and then we did it. It was not flashy, but I’m proud of the credibility MariMed has built and it is my job to ensure it continues.

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I’m thrilled to turn the call over to Tim Shaw, our COO. Before he details our operation plans for 2022, let me tell you a little about him. Following his service as a decorated member of the U.S. Army for about a decade, Tim has dedicated his career to help build MariMed into the successful company it is today. As a core member of our management team, Tim was instrumental in the development of our state-of-the-art cannabis cultivation, production, and retail facilities. He has led the way to develop some of the best products and best practices in our industry. Under his leadership, we have developed and trained a dedicated work staff and established a culture that makes them happy to come to work every day.

I’m excited for the investment community to get to know him so, with that, I will turn the call over to Tim.

Tim Shaw — Chief Operating Officer, MariMed Inc.

Thank you for your kind words, Bob. It’s been an incredible journey with you and the entire MariMed team and I share your optimism for our future. I’m honored to be a part of my first earnings call. As Bob previously stated, this year’s 2020 and 2021 were transformative for MariMed as we evolved from advisors to a leading vertically integrated multistate operator. Let me highlight the progress we made last year in putting our strategic growth plan into action, as well as our operational plan for 2022 and beyond.

Bob mentioned that we plan to complete the acquisition of our Maryland partner, Kind Therapeutics, later this year. We see Maryland as a great market that will grow even more with the expected adoption of their adult-use cannabis program. We intend to expand our Maryland facilities to increase capacity and improve efficiencies. We are adding 80,000 square feet of processing and cultivation space to our Hagerstown manufacturing facility, including a new GMP kitchen with new and improved equipment. In addition, we are nearing completion of the construction of a dispensary in Annapolis, making Maryland a vertical operation for us. All these initiatives will boost our sales and profitability in the thriving Maryland market.

We are also working to increase the capacity and efficiency of our Delaware client first state compassion center. We recently built a 12,000 square foot kitchen in Wilmington to manufacture and distribute cannabis edibles, which are now legal under new regulations. We built a 60,000 square foot cultivation facility in Milford to increase the production capacity of flower and cannabis products.

Now I’d like to highlight our operational progress in the rest of our key states. In Massachusetts, we increased revenue at a retail dispensary in Middleborough, mainly attributed to our increased traffic from adult-use sales. We anticipate that our second adult-use dispensary in Beverly will be a significant revenue generator as well. Beverly, a 42,000 person Boston suburb, is located near a major intersection of two heavily traveled highways. In Massachusetts, sales of our craft cannabis flower and branded products continue to rise. Our products are now available in 177 retail dispensaries across the state. We recently converted our cultivation lighting in New Bedford from high-intensity lights to energy-efficient LEDs. And while this had short-term implications on yields, we are pleasantly surprised by the increased yields and improved growing conditions they have ultimately provided. We will expand our production and manufacturing capabilities this year by adding two new flower rooms and implementing a series of process improvement initiatives. These initiatives, which will make use of cutting-edge equipment and technology, combined with the expansion of our facility, will significantly increase our capacity. When combined with the additional retail points of distribution, these initiatives will result in significantly increased revenue and margins. This will be accomplished without jeopardizing the high quality of our products. Nature’s Heritage was recently cited as the highest quality flower brand among Massachusetts MSOs.

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In Illinois, our four Thrive dispensaries continue to flourish. Our local team has done a terrific job establishing our strong market position in Southern Illinois. Our retail success, however, is only the beginning of the MariMed story in that state. We recently obtained a craft cultivation license which will allow us to manufacture and distribute our entire portfolio of flower, concentrates, and infused products. We intend to do so from a 30,000 square foot facility that we constructing in Mount Vernon. As a result of becoming a wholesale supplier, our dispensary margins and profitability will improve.

Our high expectations for wholesale success in Illinois are not without precedent. When we had a licensing agreement in Illinois until 2019, our Betty’s Eddie’s fruit chews were the number-one edible in this state. We continue to receive numerous inbound requests from customers asking when Betty’s will re-enter the Illinois market. We will attack that market aggressively and hope to reclaim our market position. Illinois regulations will also allow us to open six more retail dispensaries. We fully intend to take advantage of that opportunity to ensure Illinois will contribute even more sales and profits to MariMed than it already does.

In terms of new products, I am excited about our recent innovative launches as well as others that will be released this year. When we launched Bubby’s Baked late last year, it was an instant success. It was greatly aided by our world’s largest pot brownie PR event, which received widespread coverage and generated nearly five billion consumer impressions. Among the 1,500 media outlets that covered the story were Saturday Night Live, Jimmy Kimmel, and USA Today.

I’m also excited about Vibations. High in energy, all natural, full spectrum energy powdered drink mix that provides focus and energy for both the mind and body. Vibations was released last week in Massachusetts and it will soon be available in Delaware and Maryland. We’ve been keeping a close eye on the cannabis beverage category and challenged our R&D team to create a product that would allow us to capitalize on this massive market opportunity while being less expensive and more differentiated than launching a canned beverage. It’s only been a week, but the product is already selling well at our Panacea Dispensary in Middleborough. Wholesale sales began this week as well and I’m looking forward to reporting on progress next quarter.

In addition, our cannabis-infused ice cream, developed in collaboration with our friends at ice cream brand Emack & Bolio’s, is set to debut in Massachusetts this spring.

MariMed’s transition from a small consulting firm to a vertically integrated public cannabis company with over 500 employees operating across our owned and managed footprint has been both rewarding and challenging. I am so proud of our team and grateful for their efforts because they have been such an important part of the foundation that we have built to sustain our growth and success.

I will now turn the call over to Jon to discuss our financial results and our 2022 financial targets.

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Jon Levine — Chief Financial Officer, MariMed Inc.

Thank you, Tim, and good morning, everyone.

Last night we reported fourth quarter and full year 2021 results. Our fourth quarter revenue was $31 million, an increase of 52% compared to the fourth quarter of 2020, and our full year revenue was $121.5 million, an increase of 139% versus the full year of 2020. This year-over-year growth in the fourth quarter and full year was primarily driven by the growth in our retail dispensaries and our wholesale business. We also achieved solid year-over-year growth in other revenue, mainly from licensing fees, managed services, and real estate income.

Our fourth quarter gross profit was $15.5 million, which represents an increase of 15% compared to the fourth quarter of 2020, and our full year gross profit was $66.3 million, which was an increase of 112% versus the full year 2020. These increases in gross profit were also primarily the result of increased revenue from our retail dispensary and wholesale business.

Our fourth quarter adjusted EBITDA was $8.3 million, which represented a 7% decrease compared to the fourth quarter of 2020, and our full year adjusted EBITDA was $43.1 million, an increase of 144% versus 2020.

With the result of another strong quarter came the subsequent continued strengthening of our balance sheet. We ended 2021 with $29.7 million in cash on hand compared to our 2020 year-end cash balance of $3 million. Additionally, our working capital improved to $17.4 million at the end of 2021, a substantial increase versus our working capital deficit of $2.2 million at the end of 2020. Our cash position continues to be a significant strength for the Company, as illustrated in our cash flow from operations of $36.2 million for 2021 versus just $3.4 million of operating cash flow in 2020.

Moving on to our 2022 financial targets, we introduced financial targets for the first time in 2021. After exceeding our expectations early in 2021, we raised those initial targets. Now I am pleased to say we exceeded those increased targets. In the last two years we effectively transformed the business from advisory to plant-touching operations. 2022 will be focused on executing our strategic growth plan, which we expect will result in accelerated growth in 2023 and beyond.

For the full year 2022 we are targeting $145 million to $150 million in revenue and $47 million to $52 million in adjusted EBITDA. We expect full year gross margin to be in line with 2021 as retail revenue growth outpaces our wholesale revenue growth and the new facilities weigh in on margins. Gross margin will improve once we achieve vertical operations in Illinois and Maryland, expanding our retail footprint, and ramp up our cultivation facilities to full efficiency.

During the year we will add personnel to support our growth initiatives and operate our new and expanded facilities. We have upgraded and strengthened our marketing team and will invest significant dollars for brand building, advertising, and other initiatives. Our market spending as a percentage of revenue has significantly lagged the industry average and we believe it is time to support our award-winning brands to achieve their potential. We anticipate spending about $25 million in CapEx primarily for the cultivation and dispensary construction projects. We will also invest in upgrading our manufacturing equipment to drive efficiencies and improve margins.

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Finally, as we think about the cadence of the year, we expect revenue and adjusted EBITDA margins to increase sequentially through the year.

That concludes my prepared remarks. I will now turn the call back over to Bob.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Thank you, Jon.

Over the past two years MariMed has reported some of the strongest financial results in the industry. A disciplined approach to spending, with our operational excellence, has resulted in a consistent track record of growing revenue and earnings. Our management team has worked hard to establish a credible reputation by presenting a plan to investors and delivering on that plan. We have all the ingredients to win: an experienced management team, award-winning brands, strong profitability, positive cash flow, a strong balance sheet, and we have the capital to execute our strategic growth plan.

We have shed our moniker of being the best kept secret in cannabis, as investors, analysts, and media have started to take notice of MariMed. Quite simply, we found our rhythm. We’re poised for continued growth and to deliver long-term shareholder value.

I would like to thank all of our amazing employees who worked so hard to deliver on our Company mission to improve people’s lives every day. They do it while remaining true to our corporate values of doing the right thing and earning trust by delivering quality in all that we do.

Before I conclude my remarks, I would be remiss if I didn’t mention the human tragedy going on in the Ukraine. Our hearts and prayers go out to the people of the Ukraine to end the loss of human life and devastation of their free and beautiful country.

Operator, you may now open the lines for questions.

Q & A

Operator

Thank you. Ladies and gentlemen, we will now begin the question-and-answer session. Should you have a question, please press star followed by one on your touchtone phone. You will hear a three-tone prompt acknowledging your request and your questions will be polled in the order they are received. Should you wish to decline from the polling process, please press star followed by two. If you are using a speakerphone, please lift the handset before pressing any keys.

Your first question comes from Andrew Semple with Echelon. Please go ahead.

Andrew Semple — Analyst, Echelon Wealth Partners

Good morning and thanks for taking my question. First one here, I just wanted to ask on the 2022 revenue guidance, which came in above my forecast. You went over a number of the drivers in the prepared remarks, but just want to get the sense from the management team, you know, what you view as the two or three largest growth drivers we should be looking for in the year ahead.

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Jon Levine — Chief Financial Officer, MariMed Inc.

Good morning, Andrew. Thank you very much for joining us and asking the questions. The answer for the revenue drivers of 2022 are the continued growth and full year operations of our retail operations in Illinois, along with the addition, in the later part of the year, the addition of Massachusetts and the additional dispensaries, plus the roll up of Maryland midyear, bringing in that full revenue versus just the management and real estate revenue.

Andrew Semple — Analyst, Echelon Wealth Partners

Okay, that’s helpful. And then what would your expectation be there for how much of the anticipated growth would be back ended given there’s not substantial new assets coming on line in the in the first quarter?

Jon Levine — Chief Financial Officer, MariMed Inc.

Yeah, the majority of our projections are putting the additional cash flow in Q3 and Q4 with the expansion of the retail markets in Massachusetts and the addition of also an operation of cultivation and processing in Illinois.

Andrew Semple — Analyst, Echelon Wealth Partners

Okay, great. That’s helpful.

Bob Fireman — Chief Executive Officer, MariMed Inc.

And Andrew, this is Bob, let me add to that. I mean we look at 2022 as a foundation year. Everything we’re doing this year will really start to flourish and realize in 2023.

Andrew Semple — Analyst, Echelon Wealth Partners

Great. Thank you, Bob. Just another question here on the margins for the quarter. The margins had exhibited some lumpiness in prior quarters. Just want to kind of get the sense of what were the kind of key contributing factors for margins being down quarter over quarter within the fourth quarter, whether those are structural, and how you would expect margins to build through the course of next year. I know you spoke to gradual improvements, is that, again, more linear or is that, again, more back-half weighted?

Jon Levine — Chief Financial Officer, MariMed Inc.

Yes, our margins, that’s a good question, they did decrease as our retail revenue growth in Illinois outpaced our wholesale and retail in Massachusetts. Massachusetts, as we reported last quarter, had a state mandate of changing our operating lights for grow, which reduced our yields for a period of maybe just over a quarter, and our margins will increase as we re-ramp the wholesale market in Massachusetts. And as we build out the vertical operations in Illinois and bring Maryland on, our margins will increase back to where they were and we’ll see strengthening as we balance out both retail and wholesale.

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Andrew Semple — Analyst, Echelon Wealth Partners

That’s great. Thank you for the additional color. I’ll get back in queue.

Operator

Your next question comes from Aaron Grey with Alliance Global Partners. Please go ahead.

Aaron Grey — Analyst, Alliance Global Partners

Hi. Good morning. Thanks for the question and congrats on finishing off the year well. First question from me, kind of around licensing and potential ways to enter new markets, you guys talked about application processes you’re in now for New Jersey, Connecticut, and some other markets coming on for adult use, I’m just curious in terms of how, you know, do you look at entering these markets, especially on the brand side, if you’re not able to get one of these (inaudible), maybe doing it via licensing, as you had previously done with Betty’s Eddies in Illinois? Thank you.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Thank you, Aaron, for the question. Yeah, I mean what separates MariMed from others is that we built our business organically. These are licenses we won for clients and now we’re rolling them into the public company. We want to continue that in New Jersey, Connecticut, and as other applications come open. As we announced, we just won a lottery for provisional dispensary in Ohio. We want to get our brands out there and we are considering licensing with partners that will share our vision and our mission for consistent quality, and where we can’t find that partner, in states we’re not vertical, we would consider buying production and doing our own production and distribution. But I think market share is important. We look at the success of other brands being in multiple states and part of our strategic growth plan is to expand our award-winning brands across the states as fast as we can in a financially disciplined manner.

Aaron Grey — Analyst, Alliance Global Partners

Okay, great. Thanks for that color. I appreciate it. Second question for me, on the M&A front, which you just kind of alluded to there, any color you could provide in terms of what you’re seeing right now in the M&A market in terms of valuations? Obviously been seeing valuations come down in public markets, you guys maybe not so much as the rest of the industry, but the private markets tend to lag and we talked to some other operators, so wondering if you’re seeing similar? And then just given the position that MariMed is in compared to maybe some of the bigger operators that have already reached their caps and a lot more space than you have, where there are caps for retail cultivation, whether or not that gives you any type of advantage as you’re negotiating potential M&A for those states? Thank you.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Well, as we’ve told the world, we stayed on the OTC. We didn’t go to Canada and raise hundreds of millions of dollars and went and bought other companies in other states. Our strategy to be financially disciplined, to grow the businesses as we go state to state has been successful for us to maintain our margins and our business plan. However, as we see the M&A market has changed a bit with no equity out there. A lot of the people that are looking to merge into companies like ourselves have become more realistic in the structure and valuation. We think we can take advantage of that. We don’t overpay. We like to make money with the people we strategically align and ultimately roll up into our public company.

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So we think we’re poised very well for that and we get calls every day, which our business development team reviews and decides what’s best for what we do. Everything we do must be accretive to our shareholders and we’re very cautious of dilution. So we’re looking at it. We think we’ll have some activity this year and we’ll be proud to announce when it comes.

Aaron Grey — Analyst, Alliance Global Partners

Okay. All right. Thank you very much for the color and best of luck in 2022.

Operator

Your next question comes from Tom Carroll with Stansberry Research. Please go ahead.

Tom Carroll — Analyst, Stansberry Research

Hey, guys. Good morning. I just wanted to follow up on a comment you made about 2023. When you were discussing guidance for this year, you suggested that 2023 might see accelerated growth, and I realize you’re not giving guidance for next year already, but your guidance this year suggests like 16% year-over-year top-line growth. Is that going to be higher next year? Is that what you meant by that accelerated growth comment?

Jon Levine — Chief Financial Officer, MariMed Inc.

Right now we’re not discussing the 2023, as you stated. Our strategic growth plan at this time will have our driving revenue increases in Q3 and Q4, which will carry into 2023. And that will be building the plan out for 2023 through the M&A, as Bob was just discussing. But other than that, we’re not talking about any more comments on 2023 projections.

Tom Carroll — Analyst, Stansberry Research

Great. Understood. And then a question on timing in Maryland. I think you mentioned midyear you expect the state to transfer that license over. Is there any more granularity you could give on that or did I hear that correctly? Maybe confirm it?

Jon Levine — Chief Financial Officer, MariMed Inc.

In our guidance we took the conservative approach that the state would take until midyear to get the transfer authorization, but I’ll let Bob speak more about the Maryland situation.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Yeah, I mean everything is filed, all the information has been presented to the Maryland Cannabis Medical Commission, and we’re waiting to hear. We could be on as early as March this month or in the next two months is our guesstimate.

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Tom Carroll — Analyst, Stansberry Research

Okay, good. And then just a final one on Illinois with the craft cultivation license program. Do you think there’s any hidden risks that that revenue could be delayed given that the craft licenses are really earmarked for entrepreneurs within the state, smaller organizations as opposed to larger companies? And I understand you’re not a huge MSO, but have you felt any, had any pushback on that at all?

Bob Fireman — Chief Executive Officer, MariMed Inc.

Tom, thank you for the question. No, we haven’t. The State of Illinois was very open as to how you could buy and transfer the craft licenses. There are bills to increase the size of it. I mean, obviously, the lottery dispensary licenses are still subject to a court review, but as far as the craft licenses, we have clear sailing.

We’ve contracted and we’re developing a property now in Mount Vernon, Illinois and we’re working with the Department of Agriculture on all the necessary transfer approvals to get it open. So we see nothing that’s going to interfere with that right now.

Tom Carroll — Analyst, Stansberry Research

Very good. Let me sneak one more in. How do you feel about capital in 2022? You ended the year with almost $30 million on the balance sheet. Any new raises coming?

Jon Levine — Chief Financial Officer, MariMed Inc.

At this time our cash flow, as you said, has been able to give us the cash to do smaller acquisitions. As we go forward, if we have an M&A that’s going to be requiring larger dollars, we can look to our partnership with Hadron Capital to assist us or we can go on to the open market at that time.

Tom Carroll — Analyst, Stansberry Research

Great. Thanks very much, guys.

Operator

Your next question comes from Glenn Mattson with Ladenburg Thalmann. Please go ahead.

Glenn Mattson — Analyst, Ladenburg Thalmann & Co.

Hi. Thanks for taking the question. Just one quick one from me. As far as the Illinois cultivation goes, can you give us a sense of how much you can produce out of that facility in terms of like supplying your own stores and whether or not you intend to have a significant wholesale opportunity through that cultivation?

Bob Fireman — Chief Executive Officer, MariMed Inc.

Yeah, I mean the regulations now allow us to have up to 14,000 feet of cannabis space. With that, obviously, we can create a lot of flower for our stores, but we can create a lot of oils for our infused products that we could supply to the wholesale market. The law provides you to own up to three of these craft licenses. We think one will get us into the market with a great inventory. Obviously, producing our own products will increase our margins at our four dispensaries right now and with our plan to add another six. So we believe that this facility will give us plenty of inventory and products to sustain our business plan.

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Glenn Mattson — Analyst, Ladenburg Thalmann & Co.

That’s it for me. Thanks Bob.

Tim Shaw — Chief Operating Officer, MariMed Inc.

This is Tim. How’s it going, Glenn? I just wanted (inaudible) that, Bob, and just say yes. How are you? The small footprint that’s allowed for cultivation under the craft license is plenty of product to create a really high revenue stream with our branded products that have seen great, great results in that state already. So our margins are going to really be increased in the state of Illinois. And we should be able to supply all of our retail facilities with our flower brand, which has been award winning here in Massachusetts. So we look forward to the increased margins and the spread of our Nature’s Heritage brand into Illinois.

Glenn Mattson — Analyst, Ladenburg Thalmann & Co.

Great, thanks. Actually, if I can squeeze one more in, can you just talk about some of these new product introductions that you’ve had releases on? I missed the first part of the call, so maybe you got into this, but maybe just what your expectations are for things like the drink mix and other innovations you’ve had recently.

Tim Shaw — Chief Operating Officer, MariMed Inc.

Absolutely. So, the drink mix we’re really excited about. Unlike the ready-to-drink cans that you’re moving water, it can be a logistical nightmare. This product can be moved around in large quantities and small vans and not take up too much (inaudible) big plus for us and it’s a differentiator for the consumer to be able to travel or get into various events, concerts, ballgames with this and buy their $5 water and have a medicated water where you wouldn’t be able to get these ready-to-drink cans in any of those types of scenarios. So we have really high hopes with energy Vibations product that we’re launching right now. The Bubby’s Baked is a real nostalgic product that is really high-quality confections that, you know, it seems real simple, but we’re really stepping above what anybody else has done and it’s really showing across the markets we’ve launched. And those are the two that we’ve launched so far and I look forward to be able to discuss the future launches coming this year.

Glenn Mattson — Analyst, Ladenburg Thalmann & Co.

Great. Thanks for the color.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Thank you.

Operator

Ladies and gentlemen, as a reminder, if you do have any questions, please press star one.

Your next question comes from Eric Des Lauriers with Craig-Hallum Capital Group. Please go ahead.

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Eric Des Lauriers — Analyst, Craig-Hallum Capital Group

Great. Thanks for taking my questions. So first on the LED switch in Massachusetts, I understood that that caused some initial disruption, but just wanted to clarify, I think you may have said that you’ve actually seen some improvements now that those are up and running, so I was just hoping if you could clarify that comment and if so, any color on if you’re seeing those improvements around yields or potency or just any color on the improvements you’re seeing with the LEDs, if you are. Thanks.

Tim Shaw — Chief Operating Officer, MariMed Inc.

Thanks, Eric. Great question. The LED switch was a little bit of a learning curve in real time. We went through some regulatory issues with having to shut half of our lights off with the Massachusetts regulation of 36 watts per square foot. When we switched to the LEDs we were able to get the yields back to the high intensity when we were at full light. And the real impressive increase was our terpenes have gone from an average that was already above industry standard around 2% to now we’re averaging 3.5% and 4.5% terpenes in our flower, which is really, really unmatched, in this market at least. And also we’ve seen an increase in our THC. So the overall quality to our already topnotch flower has increased substantially and we won’t see any decrease in yields and we’re working on an actual increase. So we’re real excited about the change.

Eric Des Lauriers — Analyst, Craig-Hallum Capital Group

Yes, very impressive. I guess just last one from me here, I may have missed it, but with the Illinois cultivation license and then the Beverly Dispensary, just wondering what your 2022 guidance assumes with regards to timing or just contribution from either of those two. Thanks.

Jon Levine — Chief Financial Officer, MariMed Inc.

Sure. Again, the timing of the guidance for 2022 has Maryland rolling into our reporting starting in the midyear and then in Q3 we have one of the Massachusetts dispensaries and in Q4 another one coming on, which we haven’t announced yet, along with the opening, hopefully, of the Illinois operations in Q4.

Eric Des Lauriers — Analyst, Craig-Hallum Capital Group

Great. Thank you very much.

Jon Levine — Chief Financial Officer, MariMed Inc.

Thank you.

Operator

There are no further questions at this time. Please proceed.

Bob Fireman — Chief Executive Officer, MariMed Inc.

Well, we’d like to thank everybody for all their help. Another great year for MariMed and we look forward to continued positive information in the future. I thank everybody for listening and stay tuned.

Jon Levine — Chief Financial Officer, MariMed Inc.

Have a happy St. Patrick’s Day.

Operator

Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines. Have a great day.

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